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                                                                 Exhibit 3.2

                               CERTIFICATE OF AMENDMENT
                                        OF THE
                             CERTIFICATE OF INCORPORATION
                                          OF
                                NETCOM SYSTEMS, INC.


     Netcom Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE IV of the Certificate of Incorporation in its present form and substituting therefore a new ARTICLE IV as follows:

     "                             ARTICLE IV

          This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("COMMON") and Preferred Stock ("PREFERRED"). The total number of shares of Common this Corporation shall have authority to issue is 200,000,000 with a par value of $0.001 per share. The total number of shares of Preferred this Corporation shall have authority to issue is 10,000,000 with a par value of $0.001 per share.

          The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a) the number of shares constituting that series and the distinctive designation of that series;

          (b) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

          (d) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

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          (f)  whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

          (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series."

     SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon in an action by written consent in accordance with Section 228 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Barry Phelps, its President, who hereby affirms, under penalties of perjury, that this is the act and deed of the Corporation, and that the facts stated herein are true as of [__________, 1998]


                                        NETCOM SYSTEMS, INC.


                                        By:
                                           -----------------------------------
                                             Barry Phelps
                                             PRESIDENT


ATTEST


By:
   ----------------------------------
     Gil Cabral
     SECRETARY